Exhibit 1.10

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

c360 Exceeds Key Business Objectives Since Acquisition by CDC Software

Atlanta, GA — October 12, 2006 – c360 Solutions, a leading Microsoft Dynamics Customer Relationship Management Independent Software Vendor (ISV) and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), announced today that it has exceeded key business objectives during the five months since it was acquired by CDC Software. Since the completion of the acquisition of c360 by CDC Software in April 2006, c360 has:

•	Added 95 new channel partners bringing the total to over 600 worldwide

•	Reached total cumulative c360 licenses of over 190,000

•	Achieved maintenance renewal rates above 90%

•	Added 5 new products through licensing and acquisition

•	Estimated revenues for third quarter ended September 30, 2006 at 30% above budgeted revenues

“c360 was consistently reporting growth in many key business metrics when they joined us in April,” said Eric Musser, president of CDC Software. “Leveraging the global capabilities of CDC Software, we’re amplifying that growth trend as we take c360 into new markets. In addition, the release of Dynamics CRM 3.0 in December of 2005 by Microsoft has created a noticeable uptake in the CRM industry in general, and in the c360 applications in particular. We see this strong demand for c360 add-on applications for Microsoft Dynamics CRM continuing well into the future.”

“The financial leverage that CDC Software has brought to c360 along with the market strength of Microsoft CRM has enabled excellent sales growth and performance,” said John Gravely, vice president, Operations of c360. “Our partnership with Microsoft has helped us grow our base of channel partners and sales both domestically and internationally as we penetrate more markets together.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About c360
c360 Solutions, a division of CDC Software, is an Independent Software Vendor (ISV) specializing in the development of add-on products, vertical solutions and development tools for the Microsoft Dynamics Customer Relationship Management (Microsoft CRM) platform. For more information, visit the c360 Solutions, Inc. web site: www.c360.com

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expected revenues, breakdown of revenues, revenue growth and strategic initiatives at the company and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the anticipated ability to recognize revenues from software licenses signed during the third quarter. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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